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                                                                    Exhibit 99.1

{ENDOLOGIX, INC. LOGO}


PRESS RELEASE


DATE:      March 10, 2004

CONTACT: David Richards, Chief Financial Officer, 949-595-7200 www.endologix.com

                             Endologix, Inc. Reports
                      4th Quarter 2003 and Year End Results

Irvine, Calif. -- March 10, 2004 -- Endologix, Inc., (Nasdaq: ELGX), developer and manufacturer of the PowerLink(R) System endoluminal stent graft (ELG) for the minimally invasive treatment for abdominal aortic aneurysms (AAAs), today reported financial results for the fourth quarter and year ended December 31, 2003.

Paul McCormick, Endologix's president and CEO, said, "Last year we made terrific progress with our pivotal clinical trial and as a result we are now significantly closer to introducing the PowerLink in the U.S. market. Our momentum is continuing into the current year, as evidenced by last month's determination by the U.S. Food and Drug Administration (FDA) that our pre-market approval (PMA) submission is `fileable.' We are currently focusing on addressing any FDA queries that may arise, while gathering additional long-term durability data for our PowerLink ELG. We also are making preparations for a limited U.S. launch of the PowerLink System, following FDA approval, which is expected in the second half of this year."

Product revenue increased 6% to $325,000 for the fourth quarter ended December 31, 2003, from $307,000 for the fourth quarter of 2002, due primarily to an increase in European product sales, which was partially offset by a $77,000 decrease in U.S. clinical trial sales. Product revenue increased 67% to $1.4 million for the 2003 fiscal year, from $834,000 for the same period of 2002. While adversely impacted by lower U.S. clinical trial sales, product revenue for 2003 significantly increased, primarily due to the impact in 2003 of a full year of PowerLink product sales, compared with seven months of PowerLink product sales in 2002. The Company's U.S. clinical trial product sales for 2003 decreased, compared with 2002 as we completed enrollment in the infrarenal arm of our pivotal U.S. clinical trial in the first quarter of 2003, and we stopped enrollment in the suprarenal arm of the trial for six months while we awaited review of the interim results by our data safety monitoring board, which occurred in November 2003.

License revenues for the quarter ended December 31, 2003 decreased 52% to $595,000 from $1.3 million from the corresponding period of 2002. License revenues for fiscal year 2003 decreased 60% to $2.6 million from $6.6 million for the corresponding period of 2002. Total revenues for the fourth quarter of 2003 were 41% lower at $920,000, compared with $1.6 million for the fourth quarter of 2002. Total revenues for the 2003 fiscal year were 46% lower at $4.0 million, compared with $7.4 million for the same period of 2002. Our license and total revenues were down due primarily to a decrease in Guidant product-licensing royalties for both the fourth quarter and fiscal 2003 compared with results for the same periods of 2002. We believe the competition from drug-eluting stent products and introduction by Guidant of non-licensed products in the U.S. in 2002 caused the significant decrease. We anticipate that total revenues will be lower in the first quarter of 2004 compared with the first quarter of 2003 as Guidant license revenue will continue to decline and we expect relatively less U.S. clinical study enrollment.

Research, development and clinical expenses for the fourth quarter of fiscal 2003 increased 14% to $1.6 million, compared with $1.4 million for the fourth quarter of fiscal 2002. Spending on


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radiation technology development dropped by $292,000 in the fourth quarter of
2003 and was offset by an increase in spending on PowerLink AAA technology development, including FDA PMA application preparation costs. Research, development and clinical expenses increased 9% to $6.7 million for fiscal 2003 compared with $6.2 million for the same period of 2002. The increase resulted primarily from an increase in PowerLink technology development expenses of $3.2 million, partially offset by a decrease of $2.7 million in spending on radiation technology development as we are nearing the completion of the related clinical studies.

Marketing and sales expenses decreased 66% to $167,000 for the fourth quarter of 2003, compared with $495,000 for the same period of 2002 due primarily to severance pay expense incurred in 2002 and other expense reductions. Marketing and sales expenses decreased 20% to $787,000 for fiscal year 2003, compared with $982,000 for the same period of 2002 due primarily to a reduction in sales and marketing administrative staffing.

General and administrative expenses increased 19% to $596,000 for the fourth quarter of 2003, compared to $502,000 for the same period of 2002. The increase in expense for the fourth quarter of 2003 resulted primarily from higher outside services expenses of $122,000 and a fourth quarter 2002 bad debt expense reduction of $129,000 due to a settlement with a distributor somewhat offset by lower salary and benefit costs by $139,000. General and administrative expenses decreased 14% to $2.1 million for fiscal year 2003, compared to $2.4 million for the same period of 2002. The decrease resulted primarily from a reimbursement to the Company in 2003 of legal costs and expenses of $468,000, which were previously expensed as general and administrative expenses, as part of a legal settlement with Jomed-Endosonics, now part of Volcano Therapeutics. A further reduction in general and administrative costs resulting from bad debt recoveries of $136,000 and lower legal costs of $122,000 was offset by increases in outside service costs of $131,000, including strategic advisor fees, insurance costs of $114,000 and audit costs of $50,000.

The net loss for the fourth quarter of 2003 was $(1.6) million, or $(0.06) per share, compared with net loss of $(1.1) million, or $(0.04) per share, for the same period of 2002. Net loss for the 2003 fiscal year was $(5.9) million, or $(0.23) per share, compared with net loss of $(6.6) million, or $(0.33) per share, for the same period of 2002. The results for 2002 include a charge for acquired in-process research and development of $4.5 million from the merger with the (former) private company Endologix; while the results for 2003 reflect a full year of expenses to commercialize the PowerLink AAA technology acquired at the end of May 2002.

At December 31, 2003, Endologix reported cash, cash equivalents and marketable securities of $12.6 million, compared with $7.7 million at December 31, 2002.

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company's PowerLink System is an endoluminal stent graft for treating AAA. AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company's Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including reduction of Company revenue resulting from declines in sales of Guidant's royalty-bearing products, and the unpredictability of clinical trials and regulatory approval, changes in future economic, competitive and market conditions, uncertainty of acceptance in the marketplace and future business decisions, adequacy of financial resources to support operations after December 31, 2004 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2002 and the Prospectus filed October 8, 2003.


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                             {ENDOLOGIX, INC. LOGO}


                                 ENDOLOGIX, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)

                                   (Unaudited)

                                                 Three Months                    Year Ended
                                              Ended December 31,                December 31,
                                             2003            2002            2003            2002
                                           --------        --------        --------        --------
Revenue:
  Product                                  $    325        $    307        $  1,395        $    834
  License                                       595           1,251           2,595           6,565
                                           --------        --------        --------        --------
Total revenues                                  920           1,558           3,990           7,399
  Cost of sales                                 127             138             625             460
                                           --------        --------        --------        --------
Gross profit                                    793           1,420           3,365           6,939
Operating expenses:
  Research, development and clinical          1,644           1,445           6,711           6,155
  Marketing and sales                           167             495             787             982
  General and administrative                    596             502           2,083           2,435
  Charge for acquired in-process
   research and development                      --              --              --           4,501
  Restructuring charges                          --             168              --             168
  Minority Interest                              --              (6)            (16)            (27)
                                           --------        --------        --------        --------
Total operating expenses                      2,407           2,604           9,565          14,214
                                           --------        --------        --------        --------
Loss from operations                         (1,614)         (1,184)         (6,200)         (7,275)

Other income (expense):
   Interest income                               50              88             302             608
  Gain on disposal of assets                      3              (1)              8             111
  Other expense                                 (19)             22             (25)            (11)
                                           --------        --------        --------        --------
          Total other income                     34             109             285             708
                                           --------        --------        --------        --------
Net loss                                   ($ 1,580)       ($ 1,075)       ($ 5,915)       ($ 6,567)
                                           ========        ========        ========        ========

Basic and diluted net loss per share       ($  0.06)       ($  0.04)       ($  0.23)       ($  0.33)
                                           ========        ========        ========        ========
Shares used in computing basic and
    diluted net loss per share               28,077          24,156          25,845          19,718
                                           ========        ========        ========        ========


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                             {ENDOLOGIX, INC. LOGO}

                                 ENDOLOGIX, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                       December 31,  December 31,
                                                          2003           2002
                                                       ------------  ------------
ASSETS

  Cash, cash equivalents and marketable securities       $12,568       $ 7,659
  Accounts receivable, net                                   239           622
  Other receivables                                          656         1,004
  Inventories                                              2,780         2,043
  Other current assets                                       245           431
                                                         -------       -------
      Total current assets                                16,488        11,759

Property and equipment, net                                  141           185
Marketable securities                                        211         2,051
Goodwill and other intangibles, net                       18,136        19,541
Other assets                                                 367           371
                                                         -------       -------
      Total Assets                                       $35,343       $33,907
                                                         =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      $ 1,468       $ 2,348
Minority interest                                             --            83
                                                         -------       -------
      Total liabilities                                    1,468         2,431

Stockholders' equity                                      33,875        31,476
                                                         -------       -------
      Total Liabilities and Stockholders' Equity         $35,343       $33,907
                                                         =======       =======


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